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                                                                   Exhibit 10.26

                              EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement") has been executed as of November 1, 2002 by and between IndyMac Bank, F.S.B. ("Employer") and Richard H. Wohl ("Officer").

                                  WITNESSETH:

WHEREAS, Employer and Officer have entered into that certain Employment Agreement, dated as of February 4, 2000, as amended December 1, 2000 (the "Original Agreement");

WHEREAS, Employer and Officer desire to (i) enter into a new employment agreement upon the terms set forth in this Agreement and (ii) terminate the Original Agreement;

WHEREAS, Employer desires to obtain the benefit of continued services of Officer and Officer desires to continue to render services to Employer and its affiliates;

WHEREAS, Employer and Officer desire to set forth the terms and conditions of Officer's employment with Employer and its affiliates under this Agreement; and

WHEREAS, as of the date of this Agreement, the parties hereby intend that the Original Agreement shall automatically terminate and be of no further force and effect, and neither parties have any further rights or obligations thereunder.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:

1. TERM. Employer agrees to employ Officer and Officer agrees to serve Employer and its affiliates, in accordance with the terms hereof, for a term beginning on the date first written above and ending on December 31, 2007, unless earlier terminated in accordance with the provisions hereof.

2. POSITION, DUTIES AND RESPONSIBILITIES. Employer and Officer hereby agree that, subject to the provisions of this Agreement, Employer will employ Officer and Officer will serve Employer, as a Senior Executive Vice President of Employer, or its affiliated companies, as determined by Employer. Affiliated companies shall include, without limitation, any direct or indirect subsidiary of Employer in which Employer holds less than 100% but at least a majority of the beneficial interest and voting control (a "New Public Company"). Employer agrees that Officer's duties hereunder shall be the usual and customary duties of such office and such further duties shall not be inconsistent with the provisions of applicable law. Officer agrees that Employer may add to or change Officer's duties as business considerations dictate, provided such changes are consistent with a Senior Executive Vice President position of Employer as determined by the Chief Executive Officer of Employer. Officer shall have such


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      official power and authority as shall reasonably be required to enable him to discharge his duties in the offices which he may hold. All compensation paid to Officer by Employer or any of its affiliates shall be aggregated in determining whether Officer has received the benefits provided for herein, but without prejudice to the allocation of costs among the entities to which Officer renders services hereunder.

3. SCOPE OF THIS AGREEMENT AND OUTSIDE AFFILIATIONS. During the term of this Agreement, Officer shall devote his full business time and energy, except as expressly provided below, to the business, affairs and interests of Employer and its affiliates, and matters related thereto, and shall use his best efforts and abilities to promote their respective interests. Officer agrees that he will diligently endeavor to promote the business, affairs and interests of Employer and its affiliates and perform services contemplated hereby, in accordance with the policies established by the Board of Directors of the applicable entity, which policies shall be consistent with this Agreement. If so requested by Employer, Officer agrees to serve without additional remuneration as an officer of one or more (direct or indirect) subsidiaries, affiliates or successors of Employer, subject to appropriate authorization by the affiliate, subsidiary or successor involved and any limitation under applicable law.

      During the course of Officer's employment as a full-time officer hereunder, Officer shall not, without the consent of Employer, compete, directly or indirectly, with Employer in the business then conducted by Employer or any of its affiliates or successors.

      Officer may make and manage personal business investments of his choice and serve in any capacity with any civic, educational or charitable organization, or any governmental entity or trade association, without seeking or obtaining approval by the Board of Directors, provided such activities and services do not materially interfere or conflict with the performance of his duties hereunder.

4.    COMPENSATION AND BENEFITS.

      a. BASE SALARY. Employer shall pay to Officer a base salary in respect of the fiscal year of Employer (a "Fiscal Year") ending December 31, 2002 and 2003 at the annual rate of $600,000 (the "Annual Rate"). In respect of the Fiscal Years ending in 2004, 2005, 2006 and 2007, the Chief Executive Officer of Employer may increase the Annual Rate, with the approval of the Board of Directors. Any increase in rate shall thereafter be the "Annual Rate" hereunder. During the term of this Agreement, Employer may not decrease the Annual Rate.

      b. INCENTIVE COMPENSATION. Employer shall pay to Officer for each of the Fiscal Years ending during the term of this Agreement an incentive compensation award in an amount determined pursuant to the Annual Incentive Plan attached hereto as Appendix A. The terms of the Annual Incentive Plan shall be determined in the first quarter of each Fiscal year during the term of this Agreement, as mutually agreed upon by Employer and Officer. The annual


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            target incentive shall be 50% of the Annual Rate ("Target Incentive
            Amount") and the maximum annual incentive payable shall be 100% of the Annual Rate. If a new annual incentive plan is not executed by Employer and Officer for any reason by the end of the first quarter of the Fiscal Year (or within 90 days of the date of this Agreement for the year 2002), then the maximum incentive compensation award for the new Fiscal Year shall be deemed set at 25% of Officer's base salary. Unless stated otherwise in Sections 5 (a), (b), (d) or (e), in order to be eligible for the incentive compensation award, Officer must still be employed as of March 31st of the Fiscal Year following the relevant Fiscal Year. The incentive compensation award payable to Officer for any Fiscal Year shall be paid no later than thirty (30) days after completion and publication of the applicable audited financial statements for such Fiscal Year.

      c. STOCK OPTIONS AND RESTRICTED STOCK. Employer's public company affiliate, IndyMac Bancorp, Inc., or any successor public company ("Public Company"), shall grant to Officer a stock option grant of 500,000 shares of the Public Company's common stock on December 2, 2002 (the "Option"). The Option shall vest equally over 5 years from the date of grant.

            Officer agrees that any stock options or restricted stock granted to him under his prior Employment Agreement(s), or granted separate from any such Employment Agreement(s), shall be subject to the terms of the 2002 Stock Option Plan except as may be expressly provided otherwise in this Agreement.

            All stock options and restricted stock granted in accordance with this Section 4(c): (i) shall be granted pursuant to the Public Company's current stock option plan, or such other stock option plan or plans as may be or come into effect during the term of this Agreement, (ii) shall be priced and vest in accordance with the terms set by the Management Development and Compensation Committee of the Board of Directors of the Public Company ("Compensation Committee"), (iii) shall be subject to such other reasonable terms and conditions as may be determined by the Compensation Committee and set forth in the agreement or other document evidencing the award, (iv) in the event that Officer's employment is terminated due to death, Disability, or for Good Reason (as defined in Section 5(d)), shall, if then unvested, become immediately and fully vested,
            (v) in the event that Officer's employment is terminated through resignation or by Employer for Cause (as defined in Section 5(c)), shall, if not then vested, immediately terminate, (vi) in the event that Officer's employment is terminated by Employer other than for Cause (as defined in Section 5(e)), shall, if not then vested, become immediately and fully vested only to the extent that such restricted stock or stock options would, under the terms of such restricted stock or stock options, vest within one (1) year of such termination, (vii) in the event of a Change in Control (as defined in Appendix B), shall, if not then vested, become vested on the one year anniversary date of the Change in Control, provided Officer is still employed by Employer or its successor on such date,(viii) shall, if Officer is terminated under the terms of Section 5 (a),
            (b), (d) or (e) within one year of Change in


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            Control, shall immediately and fully vest (ix) in the event that this Agreement terminates according to its terms (as provided in 5(g)), shall become immediately and fully vested, and (x) shall give Officer the right, after a termination other than by Officer's resignation or by Employer for Cause, to exercise such options for a period of twelve (12) months ) (but in no event later than their expiration date).

            In the event that a New Public Company is formed and Officer is assigned by the Chief Executive Officer to be employed by that New Public Company, if such New Public Company is traded on the New York Stock Exchange or the NASDAQ, then, in the discretion of the Chief Executive Officer, up to 50% of the not-yet-vested stock options and restricted stock of Officer (whether previously granted hereunder or otherwise) may be terminated and replaced with such alternate incentive compensation (which may include stock options and/or restricted stock of the New Public Company) as the Chief Executive Officer may determine in his sole and absolute discretion, provided such replacement compensation is equivalent to the value of the replaced stock options and restricted stock. Such alternate incentive compensation may be granted on such terms and conditions as determined by the Chief Executive Officer, which terms and conditions may differ from those in this Agreement for comparable compensation, provided such terms and conditions provide an equivalent value to the replaced compensation. The Company shall select and retain a nationally recognized firm to determine the value of the stock options and restricted stock to be replaced and the value of the replacement compensation, and such firm's final valuation shall be accepted by both parties.

      d. DEFERRED COMPENSATION. On January 1, 2004 (the "Credit Date"), Employer shall credit Officer's account (the "Account") under the IndyMac Bancorp, Inc. Deferred Compensation Plan (the "Deferred Compensation Plan") with $1,500,000 (the "Deferred Compensation Credit"), which amount shall vest as follows. Twenty percent (20%) of such amount plus any accrued earnings thereon (the "Deferred Amount") shall vest on the day before each anniversary of the Credit Date so that the Deferred Amount shall be fully vested on the day before the fifth anniversary of the Credit Date and as otherwise provided herein. The Deferred Amount shall become payable to Officer in accordance with Officer's distribution election under the Deferred Compensation Plan but in no event earlier than thirty (30) days following the Termination Date (as defined in Section 5(g)). In the event of the termination of Officer's employment (whether before or after the Credit Date)pursuant to Sections 5(a), (b), (d), or
            (e), the entire amount of the Deferred Compensation Credit shall be vested. In the event of the termination of Officer's employment pursuant to Sections 5(c) or (f), any unvested portion of the Deferred Compensation Credit shall be forfeited on the Termination Date.

      e. ADDITIONAL BENEFITS. Officer shall also be entitled to all rights and benefits for which he is otherwise eligible under any bonus plan,


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            stock purchase plan, participation or extra compensation plan, executive compensation plan, pension plan, profit-sharing plan, deferred compensation plan, life and medical insurance policy, or other plans or benefits, which Employer or its subsidiaries may provide for him, or provided he is eligible to participate therein, for senior officers generally or for employees generally, during the term of this Agreement (collectively, "Additional Benefits"). Officer shall also be entitled to four (4) weeks of vacation each Fiscal Year, subject to all applicable policies of Employer relating to vacation time. This Agreement shall not affect the provision of any other compensation, retirement or other benefit program or plan of Employer. If Officer's employment is terminated hereunder, pursuant to Section 5(a), 5(b) or 5(e), Employer shall continue for the period specified in Section 5(a), 5(b) or 5(e) hereof, to provide benefits substantially equivalent to the life, disability and medical insurance policies on behalf of Officer and his dependents and beneficiaries which were being provided to them immediately prior to Officer's Termination Date, but only to the extent that Officer is not entitled to comparable benefits from other employment.

      f. DEFERRAL OF AMOUNTS PAYABLE HEREUNDER. In the event Officer should desire to defer receipt of any cash payments to which he would otherwise be entitled hereunder, he may present such a written request to the Compensation Committee which, in its sole discretion, may enter into a separate deferred compensation agreement with Officer.

      g. CLUB MEMBERSHIPS. Employer shall pay standard annual and monthly membership fees and any business related charges for Officer's participation in the La Canada Flintridge Country Club and such other memberships as may be approved by the Chief Executive Officer.

      h. SPLIT DOLLAR LIFE INSURANCE. Employer shall provide a split dollar whole life insurance policy on the life of Officer for the benefit of a beneficiary designated by Officer and owned by Employer in a face amount equal to three (3) times Officer's Annual Rate with Officer not being required to make any payment thereon (other than payment of any tax obligations) and Employer's recovery being limited to the lesser of the cash surrender value of the policy and the premiums paid and a right to assume the policy on any termination in exchange for Employer's interest; provided, however, that if Employer cannot purchase a split dollar life insurance policy on behalf of Officer at standard rates, then the face amount of the insurance policy shall be reduced to that amount purchasable by Employer at standard rates, and provided further, that the purchase of split dollar life insurance is permissible by law for executives of Officer's level. If the purchase of split dollar life insurance is not permissible by law for executives of Officer's level, Employer shall have no obligation to purchase such insurance.

      i. CAR ALLOWANCE. Employer shall either provide Officer with an appropriate luxury automobile for Officer's exclusive use or pay Officer an equivalent monthly automobile allowance which shall in either case include car insurance,


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            maintenance and operating expenses, such automobile or amount to be mutually agreed to by the Compensation Committee and Officer.

5. TERMINATION. The compensation and benefits provided for herein and the employment of Officer by Employer shall be terminated only as provided for below in this Section 5:

      a. DISABILITY. In the event that Officer shall fail (with or without reasonable accommodation), because of illness, injury or similar incapacity ("Disability"), to render for four (4) consecutive calendar months, or for shorter periods aggregating eighty (80) or more business days in any twelve (12) month period, services contemplated by this Agreement, Officer's full-time employment hereunder may be terminated, by written Notice of Termination from Employer to Officer; and thereafter, Employer shall continue, from the Termination Date until Officer's death or December 31, 2007, whichever first occurs (the "Disability Payment Period"), (i) to pay compensation to Officer, in the same manner as in effect immediately prior to the Termination Date, in an amount equal to (1) fifty percent (50%) of the then existing Annual Rate payable immediately prior to the termination, minus (2) the amount of any cash payments due to him under the terms of Employer's disability insurance or other disability benefit plans (which are paid for by Employer) or Employer's tax-qualified Defined Benefit Pension Plan, and any compensation he may receive pursuant to any other employment, and
            (ii) to provide during the greater of the Disability Payment Period or two years, the additional benefits specified in the last sentence of Section 4(e) hereof. To the extent not otherwise vested, all outstanding stock options and restricted stock granted to Officer pursuant to Section 4(c) will vest upon his termination because of Disability.

            The determination of Disability shall be made only after 30 days' notice to Officer (which may run concurrently with the Notice of Termination). In order to determine Disability, both Employer and Officer shall have the right to provide medical evidence to support their respective positions, with the ultimate decision regarding Disability to be made by a majority of the members of Employer's Benefits Committee.

      b. DEATH. In the event that Officer shall die during the term of this Agreement, Employer shall pay to such person or persons as Officer shall have directed in writing or, in the absence of a designation, to his estate (the "Beneficiary") an amount equal to two times the Annual Rate. Such payment shall be made within 45 days of the death of Officer. Employer shall also provide during the two year period following the date of Officer's death the additional benefits specified in the last sentence of Section 4(e) hereof. If Officer's death occurs while he is receiving payments for Disability under
            Section 5(a) above, such payments shall cease and the Beneficiary shall be entitled to the payments and benefits under this Section 5(b). This Agreement in all other respects will terminate upon the death of Officer; provided, however, that (i) the termination


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            of the Agreement shall not affect Officer's entitlement to all other benefits in which he has become vested or which are otherwise payable in respect of periods ending prior to its termination, and
            (ii) to the extent not otherwise vested, all outstanding stock options and restricted stock granted to Officer pursuant to Section 4(c) will vest upon his death.

      c. CAUSE. Employer may terminate Officer's employment under this Agreement for "Cause." A termination for Cause is a termination by reason of (i) a material breach of this Agreement by Officer (other than as a result of incapacity due to physical or mental illness) which is committed in bad faith or without reasonable belief that such breach is in the best interests of Employer, (ii) an act or omission to act by the Officer involving commission of a fraud, theft, or any knowing or deliberate action or inaction in contravention of a material direct order from the Officer's direct supervisor which is within the scope of this Agreement and does not involve the performance of an illegal act or omission to act, (iii) entry of an order duly issued by any federal or state regulatory agency having jurisdiction in the matter removing Officer from office of Employer or its affiliates or permanently prohibiting him from participation in the conduct of the affairs of Employer or any of its affiliates, or (iv) Officer's conviction of a felony, or removal from office and/or suspension or temporary prohibition from participating in the conduct of Employer's or any of its affiliates' affairs by any federal or state regulatory authority having jurisdiction in the matter. If Officer is terminated pursuant to this Section 5(c)(iii) or 5(c)(iv), Employer's obligations under Sections 4(a), 4(b), 4(c), and 4(d) hereof shall be automatically suspended; provided, however, that if the charges resulting in such removal or prohibition are finally dismissed or if a final judgment on the merits of such charges is issued in favor of Officer, or if the conviction is overturned on appeal, then Officer shall be reinstated in full with back pay for the removal period plus accrued interest at the rate then payable on judgments. During the period that Employer's obligations under Sections 4(a), 4(b), 4(c), and 4(d) hereof are suspended, Officer shall continue to be entitled to receive life, disability and medical insurance policies under
            Section 4(e) until the conviction of the felony, or misdemeanor carrying a jail term, or removal from office has become final and non-appealable. When the conviction of the felony or removal from office has become final and non-appealable, all of Employer's obligations hereunder shall terminate; provided, however, that the termination of Officer's employment pursuant to this Section 5(c) shall not affect Officer's entitlement to all benefits in which he has become vested or which are otherwise payable in respect of periods ending prior to his suspension or termination. Following a termination for Cause, Officer shall be entitled to payment of his base salary through his


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            last day of employment, and any accrued vacation pay, but no other payments or benefits hereunder or otherwise whatsoever.

      d. GOOD REASON. Officer may terminate Officer's employment at any time for "Good Reason." "Good Reason" means that any one or more of the following have occurred without Officer's written consent (other than as a result of Officer's Disability or termination of Officer's employment for Cause) which is not cured by Employer within 30 days after written notice thereof is given to Employer by Officer:

                  (i) other than temporarily as a result of Officer's suspension as provided in Section 5(c), any material diminution in Officer's then powers, reporting requirements, duties or responsibilities, provided such diminution occurs following a Change in Control or is instigated by someone other than the Chief Executive Officer or the members of the Board of Directors who are members as of the date of this Agreement,

                  (ii) Officer is required to relocate his place of employment to a location which is more than 50 miles from IndyMac Bank's current headquarters, or

                  (iii) any material breach by Employer of the terms of this
            Agreement. If, during the term of this Agreement, Officer's employment shall be terminated by Officer for Good Reason, Officer shall receive the payments and benefits described in Section 5(e).

      e.    TERMINATION OTHER THAN FOR CAUSE.

            (i) Except as provided in Section 5(e)(ii) below, if during the term of this Agreement, Officer's employment shall be terminated by Employer other than for Cause, then Officer shall be entitled to:

                  (1) payment of his base salary through his last day of employment, but no payment on account of any further incentive compensation hereunder, and

                  (2) within 30 days after such last day, a single payment in an amount equal to two (2) times the sum of the Annual Rate and the Target Incentive Amount, plus a pro-rata bonus for the Fiscal Year in which Officer is terminated, the amount of which will be determined in the sole and absolute discretion of Employer, and


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                  (3)   for a period of two years following such last day, the
                        benefits specified in the last sentence of Section 4(e) hereof.

            (ii) Not withstanding anything in this Agreement to the contrary, in the event it shall be determined that any payment or distribution by Employer or any other person or entity to or for the benefit of Officer (within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code")), whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, his employment with Employer or a change in ownership or effective control of Employer or a substantial portion of its assets (a "Payment"), would be subject to the excise tax imposed by
                  Section 4999 of the Code (the "Excise Tax"), the Payments shall include gross-up for any excise taxes due under IRC 280G or similar "golden parachute" provisions plus any excise, income, or payroll taxes owed on the payment on the excise payment amount.

            (iii) In order to receive the amounts provided by Sections 5(e), other than base salary through the last day of employment, Officer agrees that for a period of one year after termination of employment by Employer other than for Cause, Officer shall not engage in any business, whether as an employee, consultant, partner, principal, agent, representative or stockholder (other than as a stockholder of less than 1% equity interest) or in any other corporate or representative capacity with any other business whether in corporate, proprietorship, or partnership form or otherwise, where such business is engaged in any activity which competes with the business of Employer or its subsidiaries or affiliates, as conducted on the date Officer's employment terminated or which will compete with any proposed business activity of Employer or its subsidiaries or affiliates, in the planning stage on such date.

      If the foregoing agreement is determined invalid or unenforceable by a Court in an interpretation of this Agreement, then Officer agrees that he shall return the amounts received pursuant to Sections 5(e), other than the base salary through the last day of employment.

      f.    RESIGNATION

            If during the term of this Agreement, Officer shall resign other than for Good Reason, Officer shall be entitled to payment of his base salary through his last day of employment, but all other rights to payment or benefits hereunder shall immediately terminate; provided, however, that the termination of Officer's employment pursuant to this Section 5(f) shall not affect Officer's entitlement to all benefits in which he has become vested or which are otherwise payable in respect of periods ending prior to his termination of employment, and all


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            obligations of Officer under Sections 9(f) and 9(j) shall expressly survive such termination.

      g. NOTICE OF TERMINATION. Any purported termination by Employer or by Officer (including any resignation) shall be communicated by a written Notice of Termination to the other party hereto which indicates the specific termination provision in this Agreement, if any, relied upon and which sets forth in reasonable detail the facts and circumstances, if any, claimed to provide a basis for termination of Officer's employment under the provision so indicated. For purposes of this Agreement, no such purported termination shall be effective without such Notice of Termination. The "Termination Date" shall mean the date specified in the Notice of Termination, which shall be no less than 30 or more than 60 days from the date of the Notice of Termination. Notwithstanding any other provision of this Agreement, in the event of any termination of Officer's employment hereunder for any reason, Employer shall pay Officer his full base salary through the Termination Date, plus any Additional Benefits which have been earned or become payable, but which have not yet been paid, as of such Termination Date.

6. LOCATION OF SERVICES. Officer is required to perform his services under this Agreement at such present or future business location of Company as may be designated by the Chief Executive Officer in the Counties of Los Angeles, Orange or Ventura, California or wherever the Corporate Headquarters of Employer may be located.

      a. IN GENERAL. If Employer requests Officer to relocate outside of the locations referenced above, Officer shall have the option of agreeing to such relocation and the terms of this Agreement shall continue in full force and effect. If Officer declines to relocate outside of the locations referenced above, either the Officer or Employer shall provide the other party with a Notice of Termination in accordance with Section 5(g) and the Officer will be deemed to have been terminated pursuant to Section 5(e).

      b. CHANGE IN CONTROL. For two years following a change in control of the Company, as declared by the Board of Directors, Employer may only require Officer to relocate within the three counties identified above and only if such relocation is to the Corporate Headquarters location of Employer. During this time period, if Employer requests that Officer relocate outside of the three counties identified above, or within the three counties, but not to the Corporate Headquarters location, Officer shall have the option of agreeing to such relocation and the terms of this Agreement shall continue in full force and effect. If Officer declines to relocate outside of the locations referenced above, either the Officer or Employer shall provide the other party with a Notice of Termination in accordance with Section 5(g) and the Officer will be deemed to have been terminated pursuant to Section 5(e).

7. REIMBURSEMENT OF BUSINESS EXPENSES. During the term of this Agreement, Employer shall reimburse Officer promptly for all business expenditures to the extent


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      that such expenditures meet the requirements of the Code for deductibility by Employer for federal income tax purposes or are otherwise in compliance with the rules and policies of Employer and are substantiated by Officer as required by the Internal Revenue Service and rules and policies of Employer.

8. INDEMNITY. To the extent permitted by applicable law, the Certificate of Incorporation and the By-Laws of Employer (as from time to time in effect) and any indemnity agreements entered into from time to time between Employer and Officer, Employer shall defend and indemnify Officer and hold him harmless for any acts or decisions made by him in good faith while performing services for Employer (including any subsidiary or affiliate of Employer), and shall use reasonable efforts to obtain coverage for him under liability insurance policies now in force or hereafter obtained during the term of this Agreement covering the other officers or directors of Employer. To the full extent permitted by law, so long as Employer (or a successor) maintains directors' and officers' liability insurance for its executives or directors, Employer shall continue to provide Officer following the Termination Date with directors' and officers' liability insurance insuring Officer against insurable events which occur or have occurred while Officer was a director or officer of Employer or an affiliate or a fiduciary of an employee benefit plan of any of the foregoing, such insurance to have policy limits aggregating not less than the amount in effect immediately prior to the Termination Date.

9.    MISCELLANEOUS.

      a. SUCCESSORSHIP. This Agreement shall inure to the benefit of and shall be binding upon Employer, its successors and assigns, but without the prior written consent of Officer, this Agreement may not be assigned other than in connection with a merger or sale of Employer or the sale of substantially all the assets of Employer or similar transaction. Notwithstanding the foregoing, Employer may assign, whether by assignment agreement, merger, operation of law or otherwise, this Agreement to the Public Company or to any successor or affiliate of Employer or the Public Company, subject to such assignee's express assumption of all obligations of Employer hereunder. The failure of any successor to or assignee of the Employer's business and/or assets in such transaction to expressly assume all obligations of Employer hereunder shall be deemed a Termination Other Than For Cause pursuant to Section 5(e).

            The obligations and duties of Officer hereby shall be personal and not assignable.

      b. NOTICES. Any notices provided for in this Agreement shall be sent to Employer at its corporate headquarters, Attention: General Counsel, with a copy to the Director of Human Resources at the same address, or to such other address as Employer may from time to time in writing designate, and to Officer at such address as he may from time to time in writing designate (or his business address of record in the absence of such designation). All notices shall be deemed to have been given two (2) business days after they have been deposited as certified mail, return receipt requested, postage paid and properly addressed to the designated address of the party to receive the notices.

      c. ENTIRE AGREEMENT. This instrument contains the entire agreement of the parties relating to the subject matter hereof, and it replaces and supersedes any prior agreements between the parties relating to said subject matter; provided, however, that all provisions of Employer's Employee Handbook shall be incorporated herein by this reference and Officer hereby expressly acknowledges that all provisions of the Employee Handbook are applicable to his employment relationship with Employer, except to the extent that any such provisions directly conflict with any term contained in this Agreement; provided, further, that Officer hereby expressly acknowledges that Officer has executed Employer's standard Arbitration Agreement which generally requires that any dispute under this Agreement will be arbitrated. No modifications or amendments of this Agreement shall be valid unless made in writing and signed by the parties hereto.

      d. WAIVER. The waiver of the breach of any term or of any condition of this Agreement shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition.

      e. CALIFORNIA LAW. This Agreement shall be construed and interpreted in accordance with the laws of California, without reference to its conflicts of laws principles.

      f. CONFIDENTIALITY. Officer hereby acknowledges and agrees that Employer and its affiliates have developed and own valuable information related to their business, personnel and customers, including, but not limited to, concepts, ideas, customer lists, business lists, business and strategic plans, financial data, accounting procedures, secondary marketing and hedging models, trade secrets, computer programs and plans, and information related to officers, directors, employees and agents. Officer hereby agrees that all such information, and all codes, concepts, copies and forms relating to such information, Employer's plans and intentions with respect thereto, and any information provided by Employer or its affiliates to Officer with respect to any of the foregoing, shall be considered "Confidential Information" for the purpose of this Agreement. Officer acknowledges and agrees that all such Confidential Information is a valuable asset of Employer, and if developed by Officer, is developed by Officer in the course of Officer's employment with Employer, and is the sole property of Employer. Officer agrees that he will not divulge or otherwise disclose, directly or indirectly, any Confidential Information concerning the business or policies of Employer or any of its affiliates which he may have learned as a result of his employment during the term of this Agreement or prior thereto as an employee, officer or director of or consultant to Employer or any of its affiliates, except to the extent such use or disclosure is (i) necessary or appropriate to the performance of this Agreement and in furtherance of Employer's best interests, (ii) required by applicable law or in response to a lawful inquiry from a governmental or regulatory authority, (iii) lawfully obtainable from other sources, or (iv) authorized by Employer. Furthermore, in order to protect the trade secret or confidential information of Employer, Officer hereby agrees not to accept any employment or engage in any activities competitive with the Employer for a period of one year after termination of employment if the loyal and complete fulfillment of the duties of the competitive employment or activities would inherently call upon Officer to reveal or use any of the trade secret or Confidential Information of Employer to which Officer had access during employment by Employer. The provisions of this subsection shall survive the expiration, suspension or termination, for any reason, of this Agreement.

      g. REMEDIES OF EMPLOYER. Officer acknowledges that the services he is obligated to render under the provisions of this Agreement are of a special, unique, unusual, extraordinary and intellectual character, which gives this Agreement peculiar value to Employer. The loss of these services cannot be reasonably or adequately compensated in damages in an action at law and it would be difficult (if not impossible) to replace these services. By reason thereof, Officer agrees and consents that if he violates any of the material provisions of this Agreement, Employer, in addition to any other rights and remedies available under this Agreement or under applicable law, shall be entitled during the remainder of the term to seek injunctive relief, from a tribunal of competent jurisdiction, restraining Officer from committing or continuing any violation of this Agreement. The provisions of this subsection shall survive the expiration, suspension or termination, for any reason, of this Agreement.

      h. SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect, and if any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

      i. NO OBLIGATION TO MITIGATE. Officer shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and, except as provided in Section 5(a) hereof, no payment hereunder shall be offset or reduced by the amount of any compensation or benefits provided to Officer in any subsequent employment.

      j.    NO SOLICITATION.

            (i) IN GENERAL. Officer agrees that during employment and for a period of one year after termination of such employment, Officer shall not:

                  (1) Solicit, or cause to be solicited, any customers of Employer for purposes of promoting or selling any products or services competitive with those of Employer;

                  (2) Solicit business from, or perform services for, any company or other business entity which at any time during the two year period immediately preceding Officer's termination of employment with Employer was a client of Employer, or its subsidiaries or affiliates; or

                  (3) Solicit for employment, offer, or cause to be offered, employment, either on a full time, part time, or consulting basis, to any person who was employed by Employer or its subsidiaries or affiliates on the date Officer's employment terminated, unless Officer shall have received the prior written consent of Employer.

            (ii) CONSIDERATION. The consideration for the foregoing covenants, as well as the covenants in Section 5(e)(iii), the sufficiency of which is hereby acknowledged, is Employer's agreement to continue to employ Officer and provide compensation and benefits pursuant to this Agreement, including but not limited to Section 5(e).

            (iii) EQUITABLE RELIEF AND OTHER REMEDIES. Officer acknowledges and agrees that Employer's remedies at law for a breach or threatened breach of any of the provisions of this Section would be inadequate and, in recognition of this fact, Officer agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, Employer, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

            (iv) REFORMATION. The foregoing No Solicitation provisions are intended to restrict Officer only to the extent permitted by law in the jurisdiction where Officer is then a resident. To the extent the No Solicitation Provisions would otherwise be determined invalid or unenforceable by a Court of competent jurisdiction, such Court shall exercise its discretion in reforming the provisions of this Section to the end that Officer shall be subject to reasonable no solicitation provisions that are enforceable by Employer under the laws of the jurisdiction where Officer is then a resident. If the laws of the state where the Officer is then a resident completely prohibit any form of the foregoing covenants, then Employer and Officer understand and agree that the foregoing covenants are of no effect.

10. REGULATORY INTERVENTION. Notwithstanding anything in this Agreement to the contrary, this Agreement is subject to the following terms and conditions:

            (i) If Officer is suspended and/or temporarily prohibited from participating in the conduct of Employer's affairs by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818 (e)(3) and (g)(1)), Employer's obligations hereunder shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, Employer shall (x) pay Officer all or part of the compensation withheld while Employer's contract obligations were suspended, and (y) reinstate any of Employer's obligations which were suspended.

            (ii) If Officer is removed and/or permanently prohibited from participating in the conduct of Employer's affairs by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818 (e)(4) and (g)(1)), all obligations of Employer under this Agreement shall terminate as of the effective date of the order, but vested rights of the parties shall not be affected.

            (iii) If Employer is in default (as defined in Section 3(x)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1813 (x)(1)), all obligations under this Agreement shall terminate as of the date of default, but any vested rights of Officer shall not be affected.

            (iv) All obligations under this Agreement shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of Employer,
                  (x) by the Office of Thrift Supervision ("OTS") at the time the Federal Deposit Insurance Corporation ("FDIC") enters into an agreement to provide assistance to or on behalf of Employer under the authority contained in Section 13(c) of the Federal Deposit Insurance Act (12 U.S.C. 1823 (c)); or (y) by the OTS at the time the OTS approves a supervisory merger to resolve problems related to operation of Employer or when Employer is determined by the OTS to be in an unsafe or unsound condition. Any rights of Officer that shall have vested under this Agreement shall not be affected by such action.

            (v)   With regard to the provisions of this Section 10(i) through
                  (iv):

                  A. Employer agrees to use its best efforts to oppose any such notice of charges as to which there are reasonable defenses;

                  B. In the event the notice of charges is dismissed or otherwise resolved in a manner that will permit Employer to resume its obligations to pay compensation hereunder, Employer will promptly make such payment hereunder; and

                  C. During the period of suspension, the vested rights of the contracting parties shall not be affected except to the extent precluded by such notice.

            (vi) Any payments made to Officer by Employer pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. 1828(k) and any regulations promulgated there under.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

EMPLOYER

By:___________________________________________
Name:   Michael W. Perry
Title:  Vice Chairman and Chief Executive Officer

Officer:

______________________________________________
in his individual capacity

                             PARENT COMPANY GUARANTY

IndyMac Bancorp, Inc. ("Bancorp") is the parent holding company of Employer and benefits directly from the strength and continuity of the management of Employer. Accordingly, Bancorp hereby assures and guaranties the full and timely satisfaction of all monetary and other obligations of Employer to Officer under the Agreement. This guaranty is a guaranty of payment and not collection. This guaranty shall continue in full force and effect notwithstanding any future modifications, extensions or renewals to the Agreement that may be made by Employer. Bancorp hereby waives any and all suretyship or other similar defenses that may be available to it with respect to this guaranty to the full extent permitted by applicable law.

IndyMac Bancorp, Inc.

By:___________________________________________
   Michael W. Perry
   Vice Chairman & Chief Executive Officer

Date: ________________________________________

                                   APPENDIX A
                                 PROFIT CENTER
                             ANNUAL INCENTIVE PLAN


Officer Name:                      Richard Wohl
Annual Base Rate for 2002:         $600,000
Target Annual Bonus for 2003:      $300,000
Target Quarterly Bonus for 2003:   $0


Annual or Quarterly Incentive Awards:
------------------------------------

     Officer shall be eligible for an Annual or Quarterly Incentive Awards (as applicable), which shall be comprised of the following components:

          1. Business Metrics
          2. Safety and Soundness, Compliance, Internal Audit and Internal Controls (Wrap)
          3. Subjective Assessment (Wrap)

These components shall be measured as follows: Measurement of Components Intentionally Omitted.

Note: Appendix A from March 2002, indicating base salary of $544,500, will be in effect until December 2002, and the target annual bonus of $200,000 indicated on such Appendix A will be in effect for the full year of 2002.

                                   Appendix B

      A "Change in Control" shall mean the occurrence during the term of the Agreement, of any one of the following events:

      A. An acquisition of any common stock or other "Voting Securities" (as hereinafter defined) of IndyMac Bancorp, Inc. ("Employer") by any "Person" (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty five percent (25%) or more of the then outstanding shares of Employer's common stock or the combined voting power of Employer's then outstanding Voting Securities; provided, however, in determining whether a Change in Control has occurred, Voting Securities which are acquired in a "Non-Control Acquisition" (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. For purposes of this Agreement, (1) "Voting Securities" shall mean Employer's outstanding voting securities entitled to vote generally in the election of directors and (2) a "Non-Control Acquisition" shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) Employer or (B) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by Employer (for purposes of this definition; a "Subsidiary"), (ii) Employer or any of its Subsidiaries, or (iii) any Person in connection with a "Non-Control Transaction" (as hereinafter defined).

      B. The individuals who, as of the date of the Agreement are members of the Board (the "Incumbent Board"), cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the election, or nomination for election by Employer's common stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a "Proxy Contest") including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

      C. The consummation of:

      (i) A merger, consolidation, or reorganization involving Employer, unless such merger, consolidation, or reorganization is a "Non-Control Transaction." A "Non Control Transaction" shall mean a merger, consolidation or reorganization of Employer where:

                  a. the stockholders of Employer, immediately before such merger, consolidation or reorganization, own directly or indirectly immediately following such merger, consolidation or reorganization more than fifty percent (50%) of the combined voting power of the outstanding Voting Securities of the corporation resulting from such merger, consolidation or reorganization (the "Surviving Corporation") in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization; provided, however, that if the stockholders of Parent, immediately before such merger, consolidation or reorganization, own directly or indirectly immediately following such merger, consolidation or reorganization forty-five percent to fifty percent (45% to 50%) of the combined voting power of the outstanding Voting Securities of the Surviving Corporation in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization, then a Change in Control shall be deemed to have occurred unless the members of the Incumbent Board who are not employees of Parent determine otherwise; and

                  b. no Person other than (i) Employer, (ii) any Subsidiary,
      (iii) any employee benefit plan (or any trust forming a part thereat) maintained by Employer, the Surviving Corporation or any Subsidiary, or
      (iv) any Person who, immediately prior to such merger, consolidation or reorganization had Beneficial Ownership of twenty-five percent (25%) or more of the then outstanding Voting Securities or common stock of Employer, has Beneficial Ownership of twenty-five percent (25%) or more of the combined voting power of the Surviving Corporation's then outstanding Voting Securities or its common stock;

      (ii) Employer's stockholders approve a complete liquidation or dissolution of Employer;

      (iii) The sale or other disposition of all or substantially all of the assets of Employer to any Person or Persons (other than a transfer to a Subsidiary); or

      (iv) The sale or other disposition of all or substantially all of the stock or assets of IndyMac Bank, F.S.B. to any Person or Persons (other than a transfer to a Subsidiary).

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the "Subject Person") acquired Beneficial Ownership of more than the permitted amount of the then outstanding common stock or Voting Securities as a result of the acquisition of common stock or Voting Securities by Employer which, by reducing the number of shares of common stock or Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person; provided, however, that if a Change of Control would occur (but for the operation of this sentence) as a result of the acquisition of common stock or Voting Securities by Employer, and after such share acquisition by Employer, the Subject Person becomes the Beneficial Owner of any additional common stock or Voting Securities which increases the percentage of the then outstanding common stock or Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.